UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 2, 2007
Date of Report
(Date of earliest event reported)

SOCKET COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officers

On April 2, 2007, Socket Communications, Inc. (the "Company") announced that the Company and Robert C. Zink, age 53, entered into a letter of employment (the "Offer Letter") under which the Company agreed to appoint Mr. Zink as the Company's Senior Vice President of Worldwide Sales and Marketing. He will report to the Company's Chief Executive Officer, Kevin Mills.

Mr. Zink brings more than 28 years of solution sales, marketing strategic development and execution experience to the Company. Prior to joining the Company, from 1979 though March 2007, Mr. Zink held various sales and engineering positions at Intermec Technologies Corporation, a global supply chain solutions provider and developer of wired and wireless automated data collection tools. From April 2006 to March 2007, Mr. Zink was Intermec's Vice President: U.S. Enterprise Sales. He also served as Intermec's Vice President: Eastern U.S. Sales from 2001 to 2005 and its Vice President: U.S. Sales System & Solutions from 2000 to 2001. Mr. Zink holds a Bachelors of Business Administration from the University of Iowa.

A copy of the press release dated April 2, 2007 is attached hereto as Exhibit 99.1.

Compensatory Arrangements with Mr. Zink

The material terms of the Offer Letter are as follows:

(a) Mr. Zink's annual base salary will be $175,000. He will eligible to participate in the Company's 2007 Management Incentive Variable Compensation Plan with an annual target bonus of $65,000. The bonus, paid quarterly, will be prorated for the first quarter and is guaranteed for the remainder of 2007. Mr. Zink's annual target bonus will be increased to $115,000 in 2008. Mr. Zink was paid a signing bonus of $16,250.

(b) The Company has agreed to grant to Mr. Zink options to purchase a total of 300,000 shares of Common Stock of the Company pursuant to the Company's 2004 Equity Incentive Plan, which will vest as to 25% of the shares after twelve months of employment, and will then vest in additional 1/48 increments each month thereafter for the following 36 months.

(c) The Company will pay Mr. Zink a housing, relocation and moving incentive bonus up to a cap of $107,000. The Company will also pay the closing costs on the purchase of his property in California excluding any financing points.

Mr. Zink will participate in the compensation and benefit programs available to the Company's executive officers.

In connection with the Offer Letter, Mr. Zink executed an Executive Employment Agreement (the "Employment Agreement"), the form of which is incorporated herein by reference from the Company's Form 8-K filed with the Securities and Exchange Commission on December 28, 2005. The following summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to such Exhibit.

Under the terms of the Employment Agreement, which is scheduled to expire on December 31, 2008, termination of his employment may occur at any point, with or without Cause (as defined in the Employment Agreement). Should termination of employment without Cause occur, or if Mr. Zink becomes disabled and is unable to continue his employment and is therefore terminated, he is entitled under the Employment Agreement to (i) receive his regular base salary for a period of six (6) months following termination, (ii) receive reimbursement for payment of his COBRA premiums for the lesser of the same amount of time or until he is eligible for the health insurance benefits provided by another employer, (iii) receive the full variable compensation amount to which he would otherwise be entitled to under the Management Variable Incentive Compensation Plan for the quarter in which he is terminated, and one half the amount he would otherwise be entitled to for the following quarter, as well as being entitled to purchase from the Company at book value certain items that were purchased by the Company for his use, which may include a personal computer, a cellular phone and other similar items. Stock options granted to the Employee shall cease vesting immediately upon the date of termination of employment, but vested stock options will be exercisable after termination for up to the greater of ninety (90) days after termination of employment or twenty-five percent (25%) of the Employee's service with the Company, up to a one year post-termination exercise period. In addition, this post-termination exercise period will be restricted to the original term of the stock options and as required to avoid additional taxation under Internal Revenue Code Section 409A. None of the above consideration will be paid unless the Executive executes without subsequent revocation a general release of claims satisfactory to the Company.

There are no family relationships between Mr. Zink and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.10	Form of Employment Agreement, as filed on Form 8-K filed on December 28, 2005
99.1	Press release dated April 2, 2007, relating to a change in executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET COMMUNICATIONS, INC.

Date: April 2, 2007	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.10	Form of Employment Agreement, as filed on Form 8-K filed on December 28, 2005
99.1	Press release dated April 2, 2007, relating to a change in executive officers.